                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549
                        --------------------------
                               SCHEDULE 13G
                              (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO 13d-2

                   (Amendment No. ________________)(1)


                            SPDR TRUST SERIES 1
            -------------------------------------------------------
                             (Name of Issuer)

                    STANDARD & POOR'S DEPOSITARY RECEIPTS
          ------------------------------------------------------------
                        (Title of Class of Securities)

                                  78462F103
             -------------------------------------------------------
                               (CUSIP Number)

                                 10 Sep 1997
                    ----------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             / /   Rule 13d-1(b)
                             /X/   Rule 13d-1(c)
                             / /   Rule 13d-1(d)

----------------------
    (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                      Forms
-------------------------------------------------------------------------------
---------------------                              ------------------
 CUSIP No.  78462F103              13G             Page 2 of 13 Pages
            ---------                                   -    --
 --------------------                              ------------------

-------------------------------------------------------------------------------
 1.    NAME OF REPORTING PERSON                                            IRS
       IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
       NONE

-------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)/ /

                                                         (b)/X/
-------------------------------------------------------------------------------
 3.    SEC USE ONLY
-------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            SINGAPORE
-------------------------------------------------------------------------------
 Number of Shares  5.           SOLE VOTING POWER       NIL
 Beneficially
 Owned By Each
 Reporting Person
 With


                  ------------------------------------------------
                   6.           SHARED VOTING POWER     3,560,700
                  ------------------------------------------------

                   7.           SOLE DISPOSTIVE POWER   NIL
                   -----------------------------------------------

                   8.           SHARED DISPOSITIVE      3,560,700
                                POWER
                   -----------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            3,560,700
-------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                     / /
-------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            8.3%
-------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON*
            00
-------------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                      Forms
-------------------------------------------------------------------------------
--------------------                               ------------------
CUSIP No.  78462F103               13G             Page 3 of 13 Pages
           ---------                                    -    --
--------------------                               ------------------

-------------------------------------------------------------------------------
 1.    NAME OF REPORTING PERSONS
       IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       GOVERNMENT OF SINGAPORE
       NONE

-------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)/ /
                                                         (b)/X/
-------------------------------------------------------------------------------
 3.    SEC USE ONLY
-------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            SINGAPORE
-------------------------------------------------------------------------------
 Number of Shares  5.           SOLE VOTING POWER       NIL
 Beneficially
 Owned By Each
 Reporting Person
 With

                   ------------------------------------------------------------
                   6.           SHARED VOTING POWER     2,638,700

                   ------------------------------------------------------------
                   7.           SOLE DISPOSTIVE POWER   NIL
                   ------------------------------------------------------------
                   8.           SHARED DISPOSITIVE      2,638,700
                                POWER
                   ------------------------------------------------------------

 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,638,700
-------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                / /
-------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.2%
-------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON*
            00
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                      Forms
-------------------------------------------------------------------------------
--------------------                                    ------------------
CUSIP No.  78462F103               13G                  Page 4 of 13 Pages
           ---------                                         -    --
--------------------                                    ------------------

-------------------------------------------------------------------------------
 1.
       NAME OF REPORTING PERSONS
            IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            MONETARY AUTHORITY OF SINGAPORE
            NONE

-------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a)/ /
                                                         (b)/X/
-------------------------------------------------------------------------------
 3.    SEC USE ONLY
-------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            SINGAPORE
-------------------------------------------------------------------------------
 Number of Shares  5.           SOLE VOTING POWER       NIL
 Beneficially
 Owned By Each
 Reporting Person
 With
                   ------------------------------------------------------------
                   6.           SHARED VOTING POWER     519,500
                   ------------------------------------------------------------
                   7.           SOLE DISPOSTIVE POWER   NIL
                   ------------------------------------------------------------
                   8.           SHARED DISPOSITIVE      519,500
                                POWER
                   ------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            519,500
-------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                / /
-------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            1.2%
-------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON*
            00
-------------------------------------------------------------------------------
                *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G                      Forms
-------------------------------------------------------------------------------
--------------------                                    ------------------
CUSIP No.  78462F103               13G                  Page 5 of 13 Pages
           ---------                                          -    --
--------------------                                    ------------------

-------------------------------------------------------------------------------
 1.
       NAME OF REPORTING PERSONS
            IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            BOARD OF COMMISSIONERS OF CURRENCY, SINGAPORE
            NONE

-------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a)/ /
                                                         (b)/X/
-------------------------------------------------------------------------------
 3.    SEC USE ONLY
-------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION
            SINGAPORE
-------------------------------------------------------------------------------
 Number of Shares  5.           SOLE VOTING POWER       NIL
 Beneficially
 Owned By Each
 Reporting Person
 With
                   ------------------------------------------------------------
                   6.           SHARED VOTING POWER     402,500
                   ------------------------------------------------------------
                   7.           SOLE DISPOSTIVE POWER   NIL
                   ------------------------------------------------------------
                   8.           SHARED DISPOSITIVE      402,500
                                POWER
                   ------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            402,500
-------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                / /
-------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.9%
-------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON*
            00
-------------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               PAGE 6 OF 13
ITEM 1(a).    NAME OF ISSUER

              SPDR Trust Series 1

ITEM 1(b).    ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

              PDR Services Corp
              c/o The American Stock Exchange
              86 Trinity Place
              New York, NY  10006-1881

ITEM 2(a).    NAME OF PERSONS FILING

              I.   Government of Singapore Investment Corporation Pte Ltd
              II.  Government of Singapore
              III. Monetary Authority of Singapore
              IV.  Board of Commissioners of Currency, Singapore

ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE

              I.                       250 North Bridge Road
                                       #38-00 Raffles City Tower
                                       Singapore  179101

              II, III and IV.   c/o    Government of Singapore Investment
                                       Corporation
                                       Pte Ltd
                                       250 North Bridge Road
                                       #38-00 Raffles City Tower
                                       Singapore  179101
ITEM 2(c).    CITIZENSHIP

              I, II, III and IV.  Singapore

ITEM 2(d).    TITLE OF CLASS OF SECURITIES

Exchange traded securities that represent an interest in the SPDR Trust
Series 1.

ITEM 2(e).    CUSIP NUMBER
              78462F103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR 2(c), CHECK WHETHER THE PERSON FILING IS A

              N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX. /X/

ITEM 4.  OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition, is set forth in the following table:



                                                            POWER TO VOTE      POWER TO DISPOSE
                                      NO OF SECURITIES   -------------------  ------------------
     PERSON                          BENEFICIALLY OWNED  SOLE(1)   SHARED(1)  SOLE(1)   SHARED(1)
     ------                          ------------------  -------   ---------  -------   ---------
Government of Singapore Investment
  Corporation Pte Ltd                     3,560,700           0    3,560,700       0    3,560,700
Government of Singapore                   2,638,700           0    2,638,700       0    2,638,700
Monetary Authority of Singapore             519,500           0      519,500       0      519,500
Board of Commissioners of
  Currency, Singapore                       402,500           0      402,500       0      402,500
Total(2) (all Reporting
  Persons)                                3,560,700           0    3,560,700       0    3,560,700


-----------------------
(1) The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 2,638,700 securities beneficially owned by it with the Government of Singapore, shares power to vote and power to dispose of the 519,500 securities beneficially owned by it with the Monetary Authority of Singapore, and shares power to vote and power to dispose of the 402,500 securities beneficially owned by it with the Board of Commissioners of Currency, Singapore.

(2)    The reporting persons disclaim membership in a group.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              N.A.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              N.A.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              N.A.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              N.A.

ITEM 10.      CERTIFICATION

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS

1.   Power of Attorney of Government of Singapore dated 5 March, 1998
2.   Power of Attorney of Monetary Authority of Singapore dated 6 March, 1998
3. Power of Attorney of Board of Commissioners of Currency, Singapore, dated 5 March, 1998

                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 23, 1998                         Government of Singapore Investment
---------------                        Corporation Pte Ltd
    Date
                                       by /s/ Seah Wan Hoon
                                          -------------------------------
                                           Senior Officer

                                       Government of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact

                                       by /s/ Seah Wan Hoon
                                          -------------------------------
                                           Senior Officer

                                       Monetary Authority of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact

                                       by /s/ Seah Wan Hoon
                                          -------------------------------
                                           Senior Officer

                                       Board of Commissioners of Currency,
                                         Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact

                                       by /s/ Seah Wan Hoon
                                          -------------------------------
                                           Senior Officer

                                EXHIBIT INDEX

EXHIBIT NO.                 NAME OF EXHIBIT                          PAGE NO.
-----------                 ---------------                          --------

 1           Power of Attorney by Government of Singapore dated 5
               March 1998                                               11

 2           Power of Attorney executed by Monetary Authority of
               Singapore dated 6 March 1998                             12

 3           Power of Attorney executed by Board of Commissioners
               of Currency, Singapore dated 5 March 1998                13


                       MINISTER FOR FINANCE, SINGAPORE

5 MAR 98

                               POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that the undersigned whose signature appears below does hereby constitute and appoint the Government of

Singapore Investment Corporation Pte Ltd with full power of substitution, the undersigned's true and lawful attorney-in-fact and agent for the undersigned in the undersigned's name, place and stead, in any and all capacities, to sign any Schedule 13G and any and all amendments thereto pursuant to Rules

13d-1 and 13d-2 of the Securities Exchange Act of 1934 (the "Exchange Act")

and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to deliver copies thereof as required by law, in connection with the acquisition or disposition of any equity securities of an issuer having a class of equity securities registered under Sections 12(b) or 12(g) of the Exchange Act, and the undersigned granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue thereof.

/s/ Hu Tsu Tan
Minister for Finance
for and on behalf of
the Government of the Republic of Singapore

                   THE MONETARY AUTHORITY OF SINGAPORE

                          POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that the undersigned whose signatures appear below do hereby constitute and appoint the Government of

Singapore Investment Corporation Pte Ltd with full power of substitution, the undersigned's true and lawful attorney-in-fact and agent for the undersigned in the undersigned's name, place and stead, in any and all capacities, to sign any Schedule 13G and any and all amendments thereto pursuant to Rule

13d-15 of the Securities Exchange Act of 1934 (the "Exchange Act") and to

file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to deliver copies thereof as required by law, in connection with the acquisition or disposition of any equity securities of an issuer having a class of equity securities registered under Sections 12(b) or 12(g) of the Exchange Act, and the undersigned granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.


/s/ KO CHING ANG                                     /s/ YEO LIAN SIM
-------------------                                  ----------------
KO CHING ANG                                         MS YEO LIAN SIM
DIRECTOR                                             DIRECTOR
FINANCE DEPARTMENT                                   INTERNATIONAL DEPARTMENT

Date:  6 March 1998

                                              BOARD OF COMMISSIONERS
                                              OF CURRENCY, SINGAPORE
                                   79, ROBINSON ROAD #01-01, SINGAPORE 068897
                                               REPUBLIC OF SINGAPORE
                                      TEL: (65) 222 2211, CS-MAILBOX: GVT611
                                  FAX: (65) 225 7671, TELEX: SINWANG RS 24722
                                        INTERNET: currency@singnet.com.sg
                                               http: //vax.com/bccs

                            POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENTS, that the undersigned whose signature appears below does hereby constitute and appoint the Government of

Singapore Investment Corporation Pte Ltd with full power of substitution, the undersigned's true and lawful attorney-in-fact and agent for the undersigned in the undersigned's name, place and stead, in any and all capacities, to sign any Schedule 13G and any and all amendments thereto pursuant to Rules

13d-1 and 13d-2 of the Securities Exchange Act of 1934 (the "Exchange Act")

and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to deliver copies thereof as required by law, in connection with the acquisition or disposition of any equity securities of an issuer having a class of equity securities registered under sections 12(b) or 12(g) of the Exchange Act, and the undersigned granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

/s/ LAU KIM BOO
LAU KIM BOO
GENERAL MANAGER
BOARD OF COMMISSIONERS OF CURRENCY, SINGAPORE
5 March, 1998